Exhibit 99.1

October 02, 2013 16:05 ET

Cascade Microtech Acquires ATT Advanced Temperature Test Systems GmbH

Acquisition Brings Thermal Expertise and Innovative Products to Support Expansion Into New Markets; Conference Call Scheduled Friday, October 4, 2013 at 8:30 AM Eastern Time

BEAVERTON, OR—(Marketwired - Oct 2, 2013) - Cascade Microtech, Inc. (NASDAQ: CSCD), a leader at enabling precision measurements of integrated circuits at the wafer level, has acquired ATT Advanced Temperature Test Systems GmbH (“ATT Systems”), which is headquartered in Munich Germany. ATT Systems is a leader in the manufacturing of advanced thermal systems used in the testing of semiconductor wafers. ATT Systems provides enhanced thermal solutions for wafer testing over expanded temperatures that typically range from -60 to 300 degrees centigrade. Cascade Microtech believes the acquisition strategically positions the combined companies for future system development and access to larger markets. ATT Systems’ management team will remain with the company in Munich.

The purchase price for the acquisition includes approximately 8.4 million Euros in cash (net of approximately 0.4 million Euros of acquired cash), approximately 1.6 million shares of Cascade Microtech common stock, and deferred payments of approximately 0.8 million Euros. The purchase price is subject to certain post-closing adjustments. The shares of common stock issued in the transaction are subject to a one-year lock-up agreement.

“As Cascade Microtech enters new markets and expands its portfolio to address new technology nodes, we are seeking innovations in instrumentation and sub-systems,” said Michael Burger, President and CEO, Cascade Microtech. “This acquisition gives us access to thermal system capabilities, both in design expertise and through ATT Systems’ high-performance products, which we expect will complement our development of next-generation systems for customers demanding the highest performance at thermal extremes, while addressing new applications such as 3D structures and FinFETs. ATT Systems provides a key component of our strategic plan and supports our customers’ rapidly accelerating test requirements.”

“This acquisition strengthens Cascade Microtech’s financial position,” said Jeff Killian, Chief Financial Officer, Cascade Microtech. “The acquisition provides a basis for revenue growth, market expansion and vertical integration and we expect that it will have an immediate and positive contribution toward our success model.” Mr. Killian continued, “Based upon the unaudited, trailing 12-months’ performance of ATT Systems, the purchase price for the company approximates six times EBITDA. Before the effects of purchase accounting, we expect this transaction to be accretive to earnings beginning in the fourth quarter of 2013, and will provide additional support to achieve our success model which includes EBITDAS of greater than 20% of revenue.” Going forward, ATT Systems will be reported with Cascade Microtech’s Systems segment.

Conference Call

A conference call has been scheduled for Friday, October 4, 2013 at 8:30 AM (Eastern Time) to discuss the transaction. All shareholders and interested parties are invited to participate. To participate, the dial-in number is 877-280-4954, or international 857-244-7311, and the participant passcode is 59067799.

A simultaneous audio cast of the conference call, in listen only mode, may be accessed online from the investor relations page of www.cascademicrotech.com, a replay of which will be available after 2:00 PM (Eastern Time). When available, a transcript of the call will be posted at the same internet address. The replay and transcript will be available at the same internet address until November 4, 2013.

About Advanced Temperature Test Systems GmbH

Advanced Temperature Test Systems GmbH designs high-performance temperature control systems for advanced semiconductor manufacturing technologies. Designed for exceptional thermal and mechanical stability and precision, the company offers a wide range of modular solutions for cost-effective system upgrades and easy customization. The company has over 10 years of experience in developing thermal chuck systems for wafer probers as well as specific systems for testing electronic components, hybrids, PCBs or other assemblies at the tester site.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in precision contact, electrical measurement and test of integrated circuits (ICs), optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe cards and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

Forward-Looking Statements

This release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which reflect management’s current views with respect to certain future events and performance, including, in particular, statements regarding: future operating or financial results; Cascade Microtech’s success model; and strategic, economic and other benefits to Cascade Microtech from its acquisition of ATT Systems, including enhanced opportunities for system and product development and market access, revenue growth, achievement of Cascade Microtech’s success model, and accretion to earnings and the timing thereof. Although these statements are based upon assumptions Cascade Microtech believes to be reasonable, they are subject to risks and uncertainties, which include, among others: changes in demand for our products or those of ATT Systems; changes in product mix; potential failure of expected market opportunities to materialize; potential failure to successfully integrate ATT Systems or to manage Cascade Microtech’s growth; challenges of operating an international business; changes in foreign exchange rates; the timing of shipments and customer orders; constraints on supplies of components; excess or shortage of production capacity; and other factors detailed from time to time in Cascade Microtech’s periodic reports and filings with the Securities and Exchange Commission, including in Item 1A to Cascade Microtech’s Report on Form 10-K for the year ended December 31, 2012. In addition, such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

CONTACT INFORMATION

•	FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1280

Jeff.Killian@cmicro.com